Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Susan Martin, KB Home
310-270-7345 or smartin@kbhome.com

KB HOME NAMES MATTHEW MANDINO AS CHIEF OPERATING OFFICER

LOS ANGELES (June 11, 2018) – KB Home (NYSE: KBH) today announced that Matthew Mandino has been appointed as its executive vice president and chief operating officer, effective June 1, 2018. In this role, he will oversee the builder’s regional and division operations, as well as its corporate architecture group, national contracts, sustainability initiatives, design studios and mortgage banking joint venture, KBHS Home Loans, LLC.

“I am pleased to announce Matt Mandino’s promotion to executive vice president and chief operating officer,” said Jeffrey Mezger, KB Home’s chairman, president and chief executive officer. “Matt joined KB Home nearly seven years ago as division president in Colorado and was promoted to regional president over our southwest and mountain markets in 2016. He has done a tremendous job driving growth, developing his teams, and achieving superior operating results in each of these positions. We are confident that Matt’s proven leadership abilities will help us advance our objectives of increasing our scale while growing returns and enhance execution across our business.”

Mr. Mandino has 18 years of homebuilding industry experience in marketing, land acquisition and entitlement, operations and general management. He holds a Bachelor of Science degree in Production/Operations Management from Arizona State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 35 markets in seven states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, we are an industry leader in sustainability, building innovative and highly energy- and water-efficient homes. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.

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